                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13D-1(b), (c), AND (d)
                             AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                               (Original Filing)(1)

                                  ChemFirst Inc.


-------------------------------------------------------------------------------
                                 (Name of Issuer)

                           Common Stock, par value $1


-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    16361A106


-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 14, 2000


-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         /x/  Rule 13d-1(c)

         / /  Rule 13d-1(d)

--------
(1) The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

CUSIP No.   16361A106                                        Page 2 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS..
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital Partners, LLC
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             871,600 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    871,600 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             871,600 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.880%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             OO
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 3 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital Offshore Master Fund (U.S. Dollar), L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             256,285 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    256,285 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             256,285 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(1)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.729%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 5 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital I, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             22,725 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    22,725 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             22,725 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.153%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 4 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital II, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             431,808 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    431,808 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             431,808 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.913%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 6 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Harwich Capital Partners, LLC
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             871,600 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    871,600 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             871,600 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.880%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             OO
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 7 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas Knott
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             871,600 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    871,600 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             871,600 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.880%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             IN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 8 of 15 Pages


------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Abner Kurtin
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             871,600 shares
          WITH
-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    871,600 shares
-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
-------------------------- -------- ----------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             871,600 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.880%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             IN
------------ ---------------------------------------------------------------------------------------------------------

CUSIP No.   16361A106                                        Page 9 of 15 Pages


ITEM 1(a).                  NAME OF ISSUER:

                            ChemFirst Inc.

ITEM 1(b).                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                            700 North Street
                            P.O. Box 1249
                            Jackson, Mississippi 39202-3095

ITEM 2(a).                  NAME OF PERSON(S) FILING:

                            K Capital Partners, LLC (General Partner)
                            K Capital I, L.P. (Limited Partnership)
                            K Capital II, L.P. (Limited Partnership)
                            K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited Partnership)
                            Harwich Capital Partners, LLC (Managing Member of General Partner)
                            Thomas Knott (Managing Member)
                            Abner Kurtin (Managing Member)

ITEM 2(b).                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                            Each of the above Reporting Persons (except K Capital Offshore Master Fund
                            (U.S. Dollar), L.P. have their business address at:

                                     75 Park Plaza
                                     Boston, MA  02116

                            K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. HAS A REGISTERED ADDRESS AT THE
                            OFFICES OF:

                                     Walkers Attorneys at Law
                                     Walker House
                                     P.O. Box 265
                                     Georgetown
                                     Grand Cayman, Cayman Islands

ITEM 2(c).                  CITIZENSHIP:

                            Mr. Knott and Mr. Kurtin are United States Citizens.  K Capital Partners, LLC, K Capital
                            I, L.P., K Capital II, L.P. and Harwich Capital Partners, LLC were incorporated in
                            Delaware.  K Capital Offshore Master Fund (U.S. Dollar), L.P. was incorporated in the
                            Cayman Islands.

ITEM 2(d).                  TITLE OF CLASS OF SECURITIES:

                            Common Stock, par value $1

ITEM 2(e).                  CUSIP NUMBER:

                            CUSIP No. 16361A106


CUSIP No.   16361A106                                        Page 10 of 15 Pages

ITEM 3.                     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER
                            THE PERSON FILING IS A:

                            Not Applicable

ITEM 4.                     OWNERSHIP

                            As of December 14, 2000, the Partnerships may be deemed to beneficially own 871,600 shares of common stock of ChemFirst Inc. Based upon there being 14,822,504 shares of Common Stock outstanding, the shares of Common Stock which the Partnerships may be deemed to beneficially own represents approximately
                            5.880% of the outstanding shares of Common Stock of ChemFirst Inc.

                            (a.)     Amount Beneficially Owned:
                                     i.       K Capital Partners, LLC: 871,600
                                     ii.      K Capital Offshore Master Fund (U.S. Dollar), L.P.: 256,285
                                     iii.     K Capital I, L.P.: 22,725
                                     iv.      K Capital II, L.P.: 431,808
                                     v.       Harwich Capital Partners, LLC: 871,600
                                     vi.      Thomas Knott: 871,600
                                     vii.     Abner Kurtin: 871,600
                            (b.)     Percent of Class:
                                     i.       K Capital Partners, LLC: 5.880%
                                     ii.      K Capital Offshore Master Fund (U.S. Dollar), L.P.: 1.729%
                                     iii.     K Capital I, L.P.: 0.153%
                                     iv.      K Capital II, L.P.: 2.913%
                                     v.       Harwich Capital Partners, LLC: 5.880%
                                     vi.      Thomas Knott: 5.880%
                                     vii.     Abner Kurtin: 5.880%
                            (c.)     Number of Shares as to which the person has:
                                     i.       Sole power to vote or to direct the vote:
                                              1.       K Capital Partners, LLC: 871,600
                                              2.       K Capital Offshore Master Fund (U.S. Dollar), L.P.: 256,285
                                              3.       K Capital I, L.P.: 22,725
                                              4.       K Capital II, L.P.: 431,808
                                              5.       Harwich Capital Partners, LLC: 871,600
                                              6.       Thomas Knott: 871,600
                                              7.       Abner Kurtin: 871,600
                                     ii.      Shared power to vote or to direct the vote:
                                              1.       K Capital Partners, LLC: 0
                                              2.       K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                                              3.       K Capital I, L.P.: 0
                                              4.       K Capital II, L.P.: 0
                                              5.       Harwich Capital Partners, LLC: 0
                                              6.       Thomas Knott: 0
                                              7.       Abner Kurtin: 0


CUSIP No.   16361A106                                        Page 11 of 15 Pages

                                     iii.     Sole power to dispose of or direct the disposition of:
                                              1.       K Capital Partners, LLC: 871,600
                                              2.       K Capital Offshore Master Fund (U.S. Dollar), L.P.: 256,285
                                              3.       K Capital I, L.P.: 22,725
                                              4.       K Capital II, L.P.: 431,808
                                              5.       Harwich Capital Partners, LLC: 871,600
                                              6.       Thomas Knott: 871,600
                                              7.       Abner Kurtin: 871,600
                                     iv.      Shared power to dispose or to direct the disposition of:
                                              1.       K Capital Partners, LLC: 0
                                              2.       K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                                              3.       K Capital I, L.P.: 0
                                              4.       K Capital II, L.P.: 0
                                              5.       Harwich Capital Partners, LLC: 0
                                              6.       Thomas Knott: 0
                                              7.       Abner Kurtin: 0

ITEM 5.                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                            Not Applicable

ITEM 7.                     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                            REPORTED ON BY THE PARENT HOLDING COMPANY:

                            Not Applicable

ITEM 8.                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                            Not Applicable

ITEM 9.                     NOTICE OF DISSOLUTION OF GROUP:

                            Not Applicable

ITEM 10.                    CERTIFICATION:

                            By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

CUSIP No.   16361A106                                        Page 12 of 15 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         EXECUTED as a sealed instrument this 22nd day of December, 2000.

                      K Capital I, L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Administrative Officer


                      K Capital II, L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Administrative Officer


                      K Capital Offshore Master Fund (U.S. Dollar), L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Administrative Officer


                      K Capital Partners, LLC


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               Harwich Capital Partners, LLC, Managing Member
                               By:      Robert T. Needham,
                               Its:     Chief Administrative Officer


                      Harwich Capital Partners, LLC


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               Robert T. Needham,
                               Its:     Chief Adminstrative Officer

CUSIP No.   16361A106                                        Page 13 of 15 Pages


                      /s/ Thomas Knott
                      ----------------------------
                      Thomas Knott


                      /s/ Abner Kurtin
                      ----------------------------
                      Abner Kurtin

CUSIP No.   16361A106                                        Page 14 of 15 Pages


                                                                       EXHIBIT 1


                                    AGREEMENT

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of ChemFirst Inc.

         EXECUTED as a sealed instrument this 22nd day of December, 2000.

                      K Capital I, L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Adminstrative Officer


                      K Capital II, L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Adminstrative Officer


                      K Capital Offshore Master Fund (U.S. Dollar), L.P.


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               K Capital Partners, LLC, General Partner
                               By:      Harwich Capital Partners LLC,
                               Its:     Managing Member,
                               By:      Robert T. Needham,
                               Its:     Chief Adminstrative Officer


                      K Capital Partners, LLC


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               Harwich Capital Partners, LLC, Managing Member
                               By:      Robert T. Needham,
                               Its:     Chief Adminstrative Officer

CUSIP No.   16361A106                                        Page 15 of 15 Pages

                      Harwich Capital Partners, LLC


                      By:      /s/ Robert T. Needham
                               ------------------------------------------
                               Robert T. Needham,
                               Its:     Chief Adminstrative Officer


                      /s/ Thomas Knott
                      ------------------------------
                      Thomas Knott


                      /s/ Abner Kurtin
                      ------------------------------
                      Abner Kurtin